Exhibit 99.2
VELO3D, INC.

June 12, 2024

Certificate as to Adjustment

Dear Warrant Holder:

Reference is made to that certain warrant (the “Warrant”) to purchase up to 70,000 shares of common stock, par value $0.00001 per share (the “Common Stock”), of Velo3D, Inc. (the “Company”) issued to Silicon Valley Bank (“SVB”) on July 25, 2022.

This letter constitutes a certificate as to adjustment pursuant to Section 3.5 of the Warrant. All capitalized terms not separately defined in this notice shall have the same meanings as defined in the Warrant.

The Company is writing to inform you, as the registered holder of the Warrant, that the Company has effected a reverse stock split of the issued and outstanding shares of Common Stock (the “Reverse Stock Split”). The Board of Directors of the Company has approved the Reverse Stock Split at a ratio of 1-for-35. On June 12, 2024, the Company filed a Certificate of Amendment to the Company’s Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware to effect the Reverse Stock Split, effective as of June 13, 2024 (the “Effective Date”).

Prior to the Effective Date, the Warrant is exercisable at an exercise price of $2.56 per share (the “Exercise Price”). Pursuant to Section 3.1 of the Warrant, on the Effective Date, the Warrant will be adjusted such that (subject to any future adjustment pursuant to the terms of the Warrant):

•the number of shares of Common Stock issuable on exercise of the Warrant shall be decreased in proportion to the decrease of the number of issued and outstanding shares of Common Stock following the Reverse Stock Split, resulting in the Warrant being exercisable for up to 2,000 shares of Common Stock; and

•the Exercise Price shall be increased in proportion to the decrease of the number of issued and outstanding shares of Common Stock following the Reverse Stock Split, resulting in an adjusted Exercise Price of $89.60 per share.

The Reverse Stock Split was previously approved by the stockholders of the Company at an annual meeting held on June 10, 2024.

If you should have any questions, please do not hesitate to contact Robert Okunski, Vice President Investor Relations of the Company, at robert.okunski@velo3d.com.

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IN WITNESS WHEREOF, the Company has caused this letter to be executed by its Chief Financial Officer as of the date hereof.

VELO3D, INC.

By: /s/ Hull Xu

Name: Hull Xu

Title: Chief Financial Officer